EXHIBIT 10.5

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between Harte-Hanks, Inc. (the “Company”), and Larry D. Franklin (“Consultant”), on June 7, 2013 (the “Effective Date”).  The Company and Consultant are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Consultant is currently employed by the Company in the positions of Chairman, President and Chief Executive Officer;

WHEREAS, Consultant will retire from his positions as the Company’s Chairman, President and Chief Executive Officer, and his employment with the Company will end effective June 30, 2013 (the “Separation Date”);

WHEREAS, the Company recognizes Consultant’s contributions to the Company during his employment and desires to benefit from the expertise and experience of Consultant in the capacity of a consultant to the Company;

WHEREAS, the Company desires to engage Consultant to perform certain professional services in accordance with this Agreement; and

WHEREAS, the Consultant is willing to provide such professional services on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises, covenants, and obligations contained herein, the Company and Consultant agree as follows:

1.                                      Retirement.  Except as hereinafter otherwise provided, Consultant will remain employed as Chairman, President and Chief Executive Officer through the Separation Date, at which time he will retire and no longer be an employee of the Company.  The Executive agrees to resign from his positions as officer of the Company and all Company subsidiaries and affiliates, and/or as director of all Company subsidiaries and affiliates, and all fiduciary positions that he may hold with respect to any Company, subsidiary, or affiliate employee benefit plans, effective as of the Separation Date.  Consultant further hereby agrees to retire as a director of the Company and consequently resign from the Board of Directors (the “Board”) on or before December 31, 2013.  Prior to the Separation Date, Consultant agrees that he will devote his full business time, attention, and energies to performing the duties of his positions on behalf of the Company, including those duties as from time to time may be assigned to him by the Board, including without limitation providing assistance with the transition of the Company’s new Chief Executive Officer (“CEO”).  Consultant’s compensation and benefits shall remain at their current levels through the Separation Date and shall thereafter terminate, except to the extent Consultant is entitled to any vested or accrued benefits under the terms of any Company-provided employee benefit plans (including but not limited to payments pursuant to the Company’s Defined Benefit Plan, Restoration Pension Plan and Deferred Compensation Plan in accordance with the terms of such Plans) or as expressly provided herein (including pursuant to the Equity Award Letter attached hereto as Exhibit A).

2.                                      Consulting Period.  Unless terminated earlier as provided hereunder, the “Consulting Period” shall commence on July 1, 2013 and end on June 30, 2014.

2.1                               Termination of Consulting Period.  Notwithstanding the foregoing, the Consulting Period and the Company’s and Consultant’s respective obligations under Sections 1, 2, 3 and 4 of this Agreement, shall be terminated prior to June 30, 2014, upon any of the following: (a) Consultant’s termination of the Consulting Period, which termination shall be effective upon 15 days’ prior written notice to the Company; (b) the death or disability (within the meaning of §22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) of Consultant; (c) the termination of the Consulting Period by the Company for Cause (as defined below), which shall be effective immediately upon notice to Consultant; or (d) the termination of the Consulting Period by mutual agreement of the Parties, as evidenced by a writing signed by Consultant and the Company.

2.2                               Cause.  As used herein, the term “Cause” shall mean that the Board of Directors of the Company (the “Board”) determines in good faith that Consultant shall have:

(a)                                 Committed an intentional material act of fraud or embezzlement in connection with his duties;

(b)                                 Committed intentional wrongful material damage to property of the Company;

(c)                                  Committed intentional wrongful disclosure of material secret processes or material confidential information of the Company;

(d)                                 Been convicted of, or entered a guilty or no contest plea to, a felony or other crime involving dishonesty or moral turpitude;

(e)                                  Committed a material breach of the Company’s insider trading, corporate ethics and compliance policies, or any other Board-adopted policies applicable to Consultant (in his capacity as a consultant or in any other capacity in which he serves the Company); or

(f)                                   Committed substantial, willful and repeated failures to perform his duties under this Agreement, which failures have not been cured within 30 days of Consultant’s receipt of written notice of such failures.

For the purposes of this Agreement, no act or failure to act on the part of Consultant will be deemed “intentional” unless done, or omitted to be done, by Consultant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

3.                                      Services.

3.1                               Reporting.  During the Consulting Period, Consultant shall report to the Board.

3.2                               Services.  During the Consulting Period, Consultant shall make himself available to perform consulting services as reasonably requested by the Board and/or the CEO on behalf of

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the Company with respect to the business of the Company (collectively, the “Services”); provided, that, for the avoidance of doubt, there is no minimum service requirement imposed on Consultant during the Consulting Period.  In providing the Services, Consultant shall provide the Company with such of his assessments and evaluations as the Company may deem necessary.  Consultant agrees to attend such meetings as the Company may reasonably require for proper communication of his advice and consultation.  Consultant may attend such meetings by telephone.  Consultant shall coordinate the furnishing of the Services pursuant to this Agreement with the Board or CEO (as appropriate) in order that such services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within the sole control of Consultant.

3.3                               Independent Contractor Relationship.  Consultant shall be an independent contractor and not an agent or employee of the Company.  Neither the relationship between the Company and Consultant nor any provision of this Agreement shall be construed to authorize Consultant to take or fail to take any action, make or fail to make any decision, representation or commitment, binding upon the Company or any of its affiliated companies in the absence of written specific authorization executed by the Board.  The Company shall at all times be free to engage other consultants to perform services in addition to or in lieu of the services to be provided by Consultant.  Consultant shall be free to perform services for other companies as long as doing so does not interfere with Consultant’s obligations under this Agreement.  Consultant shall perform the services under this Agreement with minimum oversight by the Company.

4.                                      Payments.  Consultant shall be entitled to receive the following payments and benefits:

4.1                               Consulting Fee.  On January 3, 2014, the Company will pay Consultant a fee of $1,000,000 for Consultant’s Services under this Agreement.

4.2                               COBRA Reimbursement.  Provided Consultant elects continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), consistent with his health care elections in effect immediately prior to the Separation Date, then the Company will reimburse monthly premiums paid by Consultant for such continuation coverage for 18 months. The amount of such monthly reimbursement shall be limited to an amount equal to the difference between (a) the total monthly COBRA premium for such continuation coverage, and (b) the monthly premium amount paid by Consultant for health care coverage pursuant to his elections in effect immediately prior to the Separation Date.  Consultant must provide the Company with reasonably prompt documentation evidencing payment of the applicable premiums, and the Company’s reimbursement shall be made within 30 days of its receipt of such documentation.  In the event Consultant becomes eligible to participate in another employer’s group health plan, the reimbursement provided pursuant to this Section 4.3 shall immediately cease.

4.3                               Expenses.  During the Consulting Period, the Company shall reimburse Consultant for all ordinary and reasonable out-of-pocket business and travel expenses that are authorized in writing by the Board or CEO (as applicable) and incurred by Consultant as a direct result of providing Services under this Agreement, so long as such expenses are in accordance

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with the Company’s expense reimbursement policies.  Requests for reimbursement must be supported by appropriate documentation and shall be invoiced monthly to the Company by Consultant.  The Company shall reimburse Consultant within 30 days of receiving the supporting documentation for a request.  Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which Consultant is eligible to receive reimbursement under Section 4.2 or 4.3 hereof during any calendar year shall not affect the amount of expenses for which Consultant is eligible to receive reimbursement during any other calendar year during the Consulting Period.  Reimbursement of expenses under Section 4.2 or 4.3 of this Agreement shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred. Consultant is not permitted to receive a payment or benefit in lieu of reimbursement under this Agreement.

4.4                               Equity Awards.  Consultant’s outstanding stock option, restricted stock and performance unit awards shall remain subject to the terms and conditions of the award agreements evidencing such awards (each, an “Award Agreement”), as modified by the provisions of the Equity Award Letter dated June 7, 2013 that is attached hereto as Exhibit A.

4.5                               2013 Bonus Award.  Prior to the Separation Date, Consultant participated in the Company’s 2013 annual incentive plan for executive officers (the “Bonus Plan”).  The Bonus Plan provides that an executive officer must be employed by the Company on the payment date in order to qualify to receive a payment (an “Annual Bonus”), which is payable based on the achievement of pre-established performance objectives.  Notwithstanding such continued employment requirement, for calendar year 2013, Consultant shall be entitled to receive the Annual Bonus Consultant would have received if Consultant had remained employed through the applicable payment date, pro-rated to reflect the period between January 1, 2013 and the Separation Date, i.e., 50%.  Except as otherwise provided in this Agreement, payment of any such Annual Bonus for calendar year 2013 shall be made based on the same performance determinations, and in accordance with and subject to the Company’s standard payment practices, as applied to its executive officers generally, but such performance determinations shall exclude the financial effects of both (i) this Agreement and transactions contemplated herein, and (ii) the expenses associated with the hiring of the Company’s CEO (including his initial equity awards).  Consultant shall not be eligible to receive an Annual Bonus for calendar year 2014.

4.6                               Non-Employee Director Fees.  For so long as Consultant remains a member of the Board Consultant shall be paid compensation for such Board service in accordance with the Company’s standard compensation policy for non-employee directors.

4.7                               No Other Payments.  Other than as set forth above in this Section 4 or pursuant to Section 5 or 6 below, the Company shall not be liable for any other payments to Consultant including, but not limited to, any costs or expenses incurred by Consultant in the course of performing Consultant’s obligations hereunder.

4.8                               Withholding; Benefits.  The Company will not withhold from payments to be made to Consultant any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law, or make any contributions on Consultant’s behalf for unemployment insurance or social security; nor will the Company make available to Consultant

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any of the benefits afforded to employees of the Company.  Consultant expressly acknowledges and agrees that Consultant is solely responsible for the timely payment of all income and other taxes with respect to work performed by Consultant hereunder.  Consultant agrees to follow all relevant U.S. and applicable state laws in connection with this paragraph.  Notwithstanding anything in this Agreement to the contrary, Consultant shall fully indemnify the Company for all amounts, including penalties and interest, the Company incurs, if any, for the Company’s failure to withhold taxes on any payments due Consultant hereunder.

5.                                      Change in Control.

5.1                               Termination of Existing Agreement.  The Amended & Restated Severance Agreement between Consultant and the Company, dated March 15, 2011, is hereby terminated effective June 30, 2014.

5.2                               Change in Control.  For purposes of this Agreement, the term “Change in Control” shall mean: (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person and, as a result of such merger, consolidation or reorganization, less than 60% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such transaction; (ii) the Company sells all or substantially all of its assets to any other corporation or other legal person and, as a result of such sale, less than 60% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such sale; (iii) any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has become the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities that, when added to any securities already owned by such person, would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of the Company; (iv) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or (v) such other events that cause a Change in Control of the Company as determined by the Board in its sole discretion.

5.3                               Effect of Change in Control.  Upon a Change in Control prior to the end of the Consulting Period:  (i) all Consulting Fees payable during the Consulting Period which have not been paid shall be immediately due and payable, (ii) Consultant shall be paid a lump sum in respect of payments he would have received under Section 4.2 after the Change in Control (and thereafter the Company shall not be obligated to make further payments to Consultant in respect of Section 4.2); (iii) Consultant shall be immediately paid for any expenses properly submitted

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pursuant to Section 4.3; and (iv) Consultant’s equity awards shall be treated as provided in the respective Award Agreements, as modified by the Equity Award Letter.  In addition, if a Change in Control occurs prior to any obligations under the 2013 Bonus Plan become payable, Consultant shall be entitled to receive, immediately upon a Change in Control, payment in respect of the 2013 Bonus Plan for the Company’s 2013 performance consistent with Section 4.5 but based on the Company’s achievement through the earlier to occur of December 31, 2013 or the Change in Control.  All payments due pursuant to this Section 5.3 shall be paid no later than March 15 of the calendar year following the calendar year in which the Change in Control occurs.

6.                                      Payments to Estate.  If Consultant dies or becomes Disabled prior to the end of the Consulting Period: (i) all Consulting Fees payable during the Consulting Period which have not been paid shall be immediately due and payable to Consultant (or his estate or guardian, if and as applicable), (ii) Consultant (or his estate or guardian, if and as applicable) shall be paid a lump sum in respect of payments he would have otherwise received under Section 4.2 following his death or Disability (and thereafter the Company shall not be obligated to make further payments to Consultant or his estate or guardian (if and as applicable) in respect of Section 4.2); (iii) Consultant (or his estate or guardian, if and as applicable) shall be immediately paid for any expenses properly submitted pursuant to Section 4.3; (iv) Consultant (or his estate or guardian, if and as applicable) shall be entitled to receive payment in respect of the Bonus Plan for the Company’s 2013 performance consistent with Section 4.5, and (v) Consultant’s equity awards shall be treated as provided in the respective Award Agreement, as modified by the Equity Award Letter.  All payments due pursuant to clauses (i) through (iv) of this Section 6 shall be paid no later than March 15 of the calendar year following the calendar year in which Consultant’s death or Disability occurs.

7.                                      Mutual Release of Claims and Non-Disparagement.

7.1                               Release.  Notwithstanding anything to the contrary in this Agreement, as a condition to the receipt of any payments or benefits provided pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 5 or 6, Consultant shall first execute on or before the Release Expiration Date (as defined below) and not revoke in the time provided to do so, the mutual release of claims agreement attached hereto as Exhibit B (the “Release”).  The performance of the Company’s obligations hereunder and the receipt of any benefits provided hereunder by Consultant shall constitute full settlement of all such claims and causes of action.  The Company shall also execute the Release in consideration of the releases and waivers given by Consultant.  Consultant acknowledges Consultant’s understanding that if the Release is not timely executed, and the required revocation period has not fully expired, during the allowed time period, Consultant shall not be entitled to certain payments or benefits provided herein.  As used herein, the “Release Expiration Date” is the date that is 21 days following the date upon which the Company delivers the Release to Consultant (which shall occur no later than seven days after the Separation Date).  Notwithstanding anything in this Agreement to the contrary, any payments under this Agreement that would otherwise be payable to Consultant during the first 30 days following the Effective Date shall instead be paid to Consultant in a lump sum on the 30th day following the Effective Date, but only if Consultant timely executes and does not revoke the Release in accordance with this Section 7.1.

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7.2                               Mutual Non-Disparagement.  At all times during the Consulting Period and for the longest period thereafter permitted under law, (a) Consultant shall not, directly or indirectly, make (or cause to be made) to any legal person any disparaging, derogatory or other negative or false statement about Company (including any of its products, services, policies, practices, operations, employees, sales representatives, agents, officers, directors, and equity holders), and (b) the Company (through its executive officers and Board members) shall not directly or indirectly, make (or cause to be made) to any legal person any disparaging, derogatory or other negative or false statement about Consultant.  Notwithstanding anything else to the contrary, the provision of truthful testimony to governmental, regulatory or self-regulatory authorities or in any legal proceeding shall not constitute a violation of this Agreement.  Further, it is understood and agreed that, after the time periods for the non-competition and non-solicitation covenants contained in the ERA (as defined below and extended hereby), this provision shall not be deemed to limit competitive speech or commercial comparisons by Consultant on behalf of any future employer with respect to its services or products and such competitive speech or commercial comparisons by Consultant shall not be deemed to violate this Agreement.

8.                                      Restrictive Covenants.  Consultant expressly acknowledges and agrees that Consultant has been provided with the Company’s trade secrets and Confidential Information (as that term is defined in the Employment Restrictions Agreement between the Company and Consultant, effective March 15, 2011 (the “ERA”)).  Accordingly, Consultant reaffirms the covenants set forth in the ERA, expressly acknowledges their validity and continuing, binding effect, and agrees to abide by them in their entirety, and further agrees that any references in the ERA to the termination or end of the employee’s employment shall be deemed to refer instead to the termination or end of the Consulting Period under this Agreement.  Consultant agrees that the ERA is necessary to protect the Company’s Confidential Information and business goodwill.  Consultant further acknowledges that the time, geographic and scope limitations of the restrictive covenants in the ERA, as extended hereby, are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Consultant will not be precluded from gainful employment pursuant to his non-competition and other obligations as provided in the ERA, as extended hereby.

9.                                      Miscellaneous:

9.1                               Notice.  Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when delivered by national overnight delivery service with delivery confirmation, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the appropriate party as indicated on the signature page.  Either the Company or Consultant may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

9.2                               Audit.  During the period of this Agreement, the Consultant shall maintain a set of accounts and records and any other evidence which shows and supports all direct reimbursable costs incurred or anticipated, and any applicable credit.  The system of accounts to be used by the Consultant shall be acceptable to and subject to approval of the Company and shall be in accordance with generally accepted accounting principles.  The Consultant shall preserve these records for a period of three years after performance of the Consulting Agreement.  The

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Consultant shall maintain all records of any type pertaining to this Consulting Agreement for a period of three years after final acceptance of the work performed under this Consulting Agreement.  All books of accounts, records, documents, correspondence, and any other evidence pertaining to the direct charges of this Consulting Agreement shall be subject to inspection, copying and audit at all reasonable times by the Company or its authorized representatives.

9.3                               Independent Parties.  Company and Consultant are independent contractors and nothing herein shall be construed to create a joint venture, partnership, principal-agent, employer-employee or any similar relationship.  Neither party shall have, nor represent that it has, any power, right or authority to bind the other party, or to assume or create any obligation on behalf of the other party.  Consultant shall not have, nor represent himself as having, the authority to make or enter into any contracts that are binding on the Company or that are otherwise in the name of the Company.

9.4                               Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, which cannot be amicably resolved by the Parties, shall be brought in a court of competent jurisdiction located in the San Antonio, Texas, and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding.

9.5                               No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.6                               Severability.  It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

9.7                               Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of the Company by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise.  The parties hereto expressly acknowledge that the Company’s rights under this Agreement are assignable and that such rights shall be fully enforceable by any of the Company’s assignees or successors in interest.  Consultant’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Consultant shall not be voluntarily or involuntarily assigned,

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alienated, or transferred, whether by operation of law or otherwise, by Consultant without the prior written consent of the Company.

9.8                               Entire Agreement.  This Agreement (including all documents attached as exhibits hereto) and the ERA constitute the entire agreement of the parties with regard to the subject matters hereof, and contain all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replace and merge previous agreements and discussions pertaining to the relationship between the Company and Consultant.

9.9                               Impermissible Payments.  Neither Consultant nor any officer, director, employee, beneficial owner, shareholder, representative or agent of Consultant has made or will make, or cause to be made, in connection with this Agreement, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly, (a) to or for the use or benefit of any official or employee of any government, (b) to any political party or official or candidate thereof, (c) to any other person either in advance or as a reimbursement if it knows or has reason to suspect that any part of such payment, loan or gift will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments, gifts or loans previously made, to any governmental official or political party or candidate or official thereof, or (d) to any other person or entity if the payment would violate the laws, or regulations having the force of law, of the United States of America, or any country in which Consultant provides services to the Company.

9.10                        Cooperation.  Consultant, and his officers, directors, beneficial owners, shareholders, representatives, and agents shall answer promptly in reasonable detail any questionnaire or other written or oral communication, to the extent same pertains to compliance with the representations and warranties contained herein from Company or its outside auditors and shall, upon request, furnish adequate documentary support for such response; provided that Company will hold such responses in confidence unless disclosure of such responses is required by law or is deemed advisable by Company in connection with a governmental inquiry relating to the relationship between Company and Consultant.

9.11                        Survival.  Consultant’s obligations under Sections 7, 8, and 9 shall survive the termination of this Agreement and may be enforced by the Company independent of any other obligation herein.

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IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement in one or more counterparts to be effective as of the Effective Date.

	HARTE-HANKS, INC.	CONSULTANT

By:	/s/ Douglas C. Shepard	/s/ Larry D. Franklin
	Douglas C. Shepard	Larry D. Franklin
EVP and Chief Financial Officer
	Date: June 7, 2013	Date: June 7, 2013

	Address for Notices:	Address for Notices:
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216
Attn: Chairman of the Board

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EXHIBIT A

EQUITY AWARD LETTER

June 7, 2013

Larry D. Franklin

Re:                             Outstanding Equity Awards

Dear Larry,

Harte-Hanks, Inc. (the “Company”) previously granted you certain equity awards pursuant to the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan, as amended from time to time (the “Plan”), and associated award agreements (each, an “Award Agreement”).  Specifically, the Company previously awarded to you and, as of the date of this letter (the “Equity Award Letter”), you currently hold the outstanding non-qualified stock options (“Options”), restricted stock awards (“Restricted Stock Awards”), and performance unit awards (“Performance Units”) set forth on Appendix A attached hereto (collectively, such outstanding awards are referred to as the “Awards”).  You acknowledge and agree that, other than the Awards listed on Appendix A, you do not hold any other outstanding equity awards in the Company as of the Separation Date (as defined below).  In connection with your retirement as the Company’s President and Chief Executive Officer effective June 30, 2013 (the “Separation Date”), this Equity Award Letter explains the impact of your retirement on the Awards and amends certain provisions of the Award Agreements governing the Awards, as described in greater detail below (the “Amendments”).

Non-Qualified Stock Options

The Options granted to you on February 5, 2009 (the “2009 Options”) and February 5, 2013 (the “2013 Options”) generally vest and become exercisable in four equal installments.  In addition, the exercise period with respect to the Options generally expires within a specified period of time following the date you cease to provide services to the Company.

The Company would like to clarify that no continued services are required by you in order for the Options to continue to vest in accordance with the schedule described above.  Further, the Company would like to provide for accelerated vesting of the Options in the event of your death or disability and would like to extend the period of time you may elect to exercise your vested Options, in all cases, until the tenth anniversary of the date of grant.  Accordingly, the Award Agreements evidencing the Options are hereby amended as follows, effective June 7, 2013:

1.                                      The last sentence of Section 1 of the Award Agreements evidencing the Options is hereby deleted in its entirety.

2.                                      In Section 2 of the Award Agreements evidencing the Options, the text after and including the word “Notwithstanding” is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing or any other provision herein to the contrary, (a) in no event can this Option be exercised in whole or in part on or after the date on which this Option lapses pursuant to Section 5; (b) this Option shall automatically vest in full upon the occurrence of a Change of Control (as defined in the Plan); and (c) this Option shall automatically vest in full in the event of Holder’s death or Disability.  For these purposes, “Disability” shall mean disability within the meaning of section 22(e)(3) of the Internal Revenue Code.  This Option is exercisable to the extent vested, i.e., the right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the Final Exercise Date (as defined below).  For the avoidance of doubt, notwithstanding anything herein to the contrary, Holder is not required to be employed by or otherwise providing services to the Company on a vesting date in order for the Option to become vested in accordance with the provisions set forth above.”

3.                                      Section 3 (for the 2009 Options) and Section 5 (for the 2013 Options) of the Award Agreements evidencing such Options is hereby deleted in its entirety and replaced with the following:

“Expiration.  This Option shall expire on the 10th anniversary of the Award Date (the “Final Exercise Date”), and no termination of Holder’s employment or other service relationship with the Company shall shorten the period until, or otherwise affect, the Final Exercise Date.”

The procedure for exercising your vested Options, including the available methods for paying the exercise price of your vested Options, is described in the applicable Award Agreement.

Restricted Stock Awards

The Restricted Stock Awards granted to you on February 5, 2011 and February 5, 2013 vest in accordance with their respective vesting schedule only if you are still employed by the Company at the time the stock vests, and termination of your employment for any reason prior to a vesting date results in all unvested stock being forfeited at the time of such termination.

The Company would like to revise the continued employment requirement in the Award Agreement evidencing your Restricted Stock Awards and the related forfeiture provisions so that your retirement, death or disability prior to the end of the vesting period will not result in forfeiture of the Restricted Stock Awards.  Accordingly, the paragraph entitled “Vesting” in

Exhibit A to each Award Agreement evidencing a Restricted Stock Award is hereby deleted in its entirety and replaced with the following, effective June 7, 2013:

“Vesting.

The Common Stock that you receive under this Award will vest in accordance with the Vesting Schedule set forth in the Award Document, provided that you are still employed by the Company at the time such Common Stock vests.  If your employment terminates prior to the date the Common Stock vests (including without limitation termination by the Company with or without Cause, or a voluntary termination by you) all unvested Common Stock shall be forfeited at the time of such termination; provided, however, that notwithstanding anything herein to the contrary, if your employment terminates prior to the end of the Vesting Schedule due to your death, Disability or Retirement, all unvested Common Stock shall become immediately vested and non-forfeitable as of such termination.  For these purposes, “Disability” shall mean disability within the meaning of section 22(e)(3) of the Internal Revenue Code, and “Retirement” shall mean your voluntary termination of employment with the Company on or after attainment of age 70.”

Performance Unit Awards

The Performance Units granted to you on February 5, 2011 generally vest and become payable on the third anniversary of the grant date, but only to the extent the applicable performance criterion is achieved.  In addition, the Award Agreement requires that you are still employed by the Company on February 5, 2014 in order to receive payment with respect to the Performance Units and provides that termination of your employment for any reason prior to that date will result in all Performance Units being forfeited at the time of such termination.

The Company would like to revise the continued employment requirement in the Award Agreement evidencing your Performance Units and the related forfeiture provisions so that your retirement will not result in automatic forfeiture of the Performance Units.  Accordingly, the paragraph entitled “Vesting” in Exhibit A to the Award Agreement evidencing the Performance Units is hereby deleted in its entirety and replaced with the following, effective June 7, 2013:

“Vesting.

This Award will vest in accordance with the Vesting Schedule set forth in the Award Document, provided that you are still employed by the Company on that date.  In the event your employment terminates prior to the vesting of the Units (including, without limitation, a termination by the Company with or without Cause, due to your death or Disability, or a voluntary termination by you), all Units shall be forfeited at the time of such termination; provided, however, that notwithstanding anything herein to the contrary, if your employment terminates prior to the third anniversary of the Grant Date due to your Retirement, you will be deemed to have remained continuously employed by the Company through such third anniversary date.  For these purposes, “Disability” shall mean disability within the meaning of section 22(e)(3) of the Internal Revenue Code, and “Retirement” shall mean your voluntary termination of employment with the Company on or after attainment of age 70.”

Any payment with respect to the Performance Units remains subject to attainment of the applicable performance criterion.

In order for the Amendments to become effective, you must sign and return this Equity Award Letter to Douglas C. Shepard no later than June 7, 2013.

Sincerely,

/s/ Douglas C. Shepard
Douglas C. Shepard
EVP and Chief Financial Officer
Harte-Hanks, Inc.

ACCEPTED:

/s/ Larry D. Franklin
Larry D. Franklin

Date:	June 7, 2013

APPENDIX A

OUTSTANDING AWARDS

TYPE OF AWARD	DATE OF GRANT	EXERCISE PRICE	TOTAL NUMBER OF SHARES/UNITS SUBJECT TO AWARD	NUMBER OF VESTED SHARES/UNITS IMMEDIATELY PRIOR TO THE SEPARATION DATE	ORIGINAL VESTING SCHEDULE	FINAL EXERCISE DATE

Option	2/5/2009	$6.04	300,000	225,000	Four equal installments on the second through fifth anniversaries of the date of grant. Remaining 75,000 shares scheduled to vest 2/5/2014.	2/5/2019

Option	2/5/2013	$7.72	200,000	0	Four equal installments on the first through fourth anniversaries of the date of grant. ¼ of the option is scheduled to vest on each of 2/5/2014, 2/5/2015, 2/5/2016, and 2/5/2017.	2/5/2023

Restricted Stock	2/5/2011	n/a	28,000	18,667	Three equal installments on the first through third anniversaries of the date of grant. Remaining 9,333 shares scheduled to vest 2/5/2014.	n/a

Restricted Stock (Bonus)	2/5/2011	n/a	45,085	0	All shares cliff vest on 2/5/2014.	n/a

Restricted Stock	2/5/2013	n/a	30,000	0	Three equal installments on the first through third anniversaries of the date of grant. 1/3 of the shares is scheduled to vest on each of 2/5/2014, 2/5/2015, and 2/5/2016.	n/a

Performance Units	2/5/2011	n/a	42,000 (maximum)	0	All units vest on 2/5/2014, but only to the extent certain performance criteria is achieved.	n/a

EXHIBIT B

MUTUAL RELEASE

This Mutual Release (“Release”) is made and entered into as of                                      , 2013, by and between Larry D. Franklin (“Former Executive”) and Harte-Hanks, Inc., a Delaware corporation (“Company”).

RECITALS:

For good and valuable consideration set forth in the Retirement and Consulting Agreement, entered into between Former Executive and Company effective June 7, 2013 (the “Retirement Agreement”), and in accordance with Section 7.1 of the Retirement Agreement, the parties hereto agree as follows:

1.                                      Termination of Employment.  Former Executive’s employment with the Company terminated effective as of June 30, 2013 (the “Separation Date”).  Former Executive agrees and acknowledges that Former Executive has received all leaves (paid and unpaid) to which Former Executive was entitled through the Separation Date and, as of the Separation Date (or the immediately following regular payroll date of the Company), Former Executive has received all wages, bonuses and other compensation (including Former Executive’s salary through the Separation Date and Former Executive’s accrued, unused vacation), and has been paid all other sums, that Former Executive is owed or has been owed by the Company, and that Former Executive is not owed any additional compensation or payment by virtue of Former Executive’s employment or termination of employment, except as set forth in the Retirement Agreement (including the Equity Award Letter attached thereto as Exhibit A) or payments with respect to any vested benefits under the Company’s Defined Benefit Plan, Restoration Pension Plan and Deferred Compensation Plan in accordance with the terms of such plans. This Release extinguishes all rights, if any, which Former Executive may have, contractual or otherwise, relating to or arising out of Former Executive’s employment with, or termination from, the Company, except as otherwise provided herein.

2.                                      General Release of Claims by Former Executive.  The Former Executive hereby voluntarily, completely and fully releases, remises, acquits and forever discharges the Company and its respective parents, affiliates, subsidiaries, divisions, branches, units and related entities, and its or their present and former officers, directors, employees, agents, successors and assigns (“Company Released Parties”), of and from any and all claims, demands, debts, suits, actions, causes of action, obligations, damages, costs, losses, interest, expenses and liabilities, of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, suspected or unsuspected, reasonably discoverable or not, present, fixed or contingent (collectively, “Claims”), that the Former Executive, his heirs, executors, administrators, successors, and assigns, have or may have as of the date of his execution of this Release including, but not limited to, Claims arising out of or resulting from:

(a) any violation of

•            The National Labor Relations Act, as amended;

•            Title VII of the Civil Rights Act of 1964, as amended;

•            The Civil Rights Act of 1991;

•            Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•            The Employee Retirement Income Security Act of 1974, as amended;

•            The Immigration Reform and Control Act of 1986, as amended;

•            Claims of retaliation under the Fair Labor Standards Act, as amended;

•            The Occupational Safety and Health Act, as amended;

•            The Family and Medical Leave Act of 1993, as amended;

•            The Americans with Disabilities Act;

•            The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.;

•            The Fair Credit Reporting Act;

•            The Equal Pay Act;

•            The Texas Commission on Human Rights Act, TEX. LAB. CODE ANN. § 21.001, et seq., and the anti-retaliatory provisions of the Texas Workers’ Compensation Act, TEX. LAB. CODE ANN. § 451.001, et seq.;

•            Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance (including those related to taxes); and

•            Any public policy, contract, tort, or common law;

(b)                             the Former Executive’s employment, the Company’s decision, if any, to terminate the Former Executive’s employment or to enter into the Retirement Agreement; or the circumstances of the Former Executive’s departure, including, without limitation, Claims based upon race, national origin, gender, age, religion, sexual orientation, or disability discrimination, retaliation, contract or quasi-contract claims, or tax payments or withholdings or severance practices;

(c)                              any tax payments, liabilities or obligations, withholding obligations, excise taxes, interest payments or penalties;

(d)                             NEGLIGENCE OF ANY KIND, INCLUDING WITHOUT LIMITATION GROSS NEGLIGENCE, AGAINST THE COMPANY RELEASED PARTIES BASED UPON THE ACTION OR INACTION OF THE COMPANY RELEASED PARTIES; or

(e)                              any claim for costs, fees, or other expenses including attorney’s fees; provided, however, that nothing in this Release shall be deemed to be a waiver or release of the Company’s obligations to provide payments and/or benefits under the terms of the Retirement

Agreement (including the Equity Award Letter attached thereto as Exhibit A) or payments with respect to any vested benefits under the Company’s Defined Benefit Plan, Restoration Pension Plan and Deferred Compensation Plan in accordance with the terms of such plans.

Although this Release cannot prevent the Former Executive from filing a charge of discrimination or retaliation with the Equal Employment Opportunity Commission with regard to the Former Executive’s employment with the Company, knowing that the compensation and benefits provided to the Former Executive under this Release are mutually intended by both the Company and the Former Executive to provide the full and only compensation to the Former Executive for all claims, damages, or other demands that the Former Executive might have or make against the Company or any of the other Company Released Parties with respect to the Former Executive’s employment or the termination of the Former Executive’s employment, the Former Executive agrees to forever waive any right to monetary recovery should any administrative agency or other individual or group of individuals pursue any claim on the Former Executive’s behalf.  The Former Executive further agrees that the Former Executive will not request or accept anything of value from the Company or the other Company Released Parties not provided for in this Release as compensation or damages related to the Former Executive’s employment or the termination of the Former Executive’s employment with the Company.  Therefore, should the Former Executive file a charge of discrimination or retaliation or pursue any other similar action with regard to the Former Executive’s employment with the Company (or the termination thereof), the Former Executive acknowledges and agrees that this Release will bar the Former Executive from receiving any compensation or personal relief in the event of such a charge or action.

This General Release does not act to waive any rights or claims that may arise after the date this Release is executed.

By executing this Release, the Former Executive acknowledges and agrees that the Company has no legal obligation to provide the compensation and benefits being provided to him pursuant to the Retirement Agreement (other than by virtue of such agreement), and such compensation and benefits are in addition to anything of value to which the Former Executive is already entitled.

3.                                      General Release of Claims by Company.  In consideration of the releases and waivers given by the Former Executive in this Release, the Company, for itself and on behalf of its successors and assigns, does hereby release and forever discharge Former Executive and his agents, representatives, attorneys, assignees, family members, beneficiaries, successors, heirs, executors, administrators, and anyone acting or claiming to act on his behalf (the “Executive Released Parties”), of and from every claim, demand, right of action or cause of action whatsoever, and from all debts, obligations, costs (including but not limited to attorneys’ fees), expenses, damages, losses and liabilities whatsoever, whether known or unknown, that the Company ever had, now has or hereafter may have against the Executive Released Parties arising out of or relating to any matter, thing or event occurring up to and including the date of this Release, relating to Former Executive’s employment by the Company and its subsidiaries, or to his separation or retirement, including claims arising under any federal, state or local statute, ordinance, rule, regulation or common law principle.  The Company’s releases, however, shall only be effective so long as Former Executive has not exercised the right of revocation in Section 6 below.

4.                                      No Admission of Wrongdoing.  Each of the parties agrees that this Release shall not be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

5.                                      Time to Consider; ADEA Disclosure.  The Former Executive has been advised to consult with his attorney to obtain advice about his rights and obligations under this Release.  The Former Executive represents that he has carefully read this Release and finds that it has been written in language that he understands.  The Former Executive has been given at least 21 days to consider whether to accept this Release, and has signed it only after reading, considering and understanding it.  If the Former Executive signs this Release before the expiration of the 21 days, he is expressly waiving his right to consider this Release for any remaining portion of that period.  The parties agree that any changes made to this Release from the version originally presented to the Former Executive, whether those changes are deemed material or non-material, do not extend the 21-day period the Former Executive has been given to consider this Release.

6.                                      Right to Revoke.  The Former Executive may revoke this Release for a period of seven days following the day the Former Executive executes this Release.  Any revocation within this period must be submitted, in writing, to Robert L. R. Munden, Senior Vice President, General Counsel and Secretary, Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, and state, “I hereby revoke my Release.”  The revocation must be personally delivered to Robert L. R. Munden or his designee, or mailed to Robert L. R. Munden and postmarked on or before the date seven days after the Former Executive’s execution of this Release (and if mailed, concurrently sent via facsimile and/or electronic transmission to Robert L. R. Munden at (210) 829-9139 or Robert_Munden@harte-hanks.com).  The Former Executive understands that he has the right to revoke this Release at any time during the seven calendar day period following the date on which he first signs this Release.  Should Former Executive revoke this Release, the Company shall be relieved of any and all obligations to provide any further payments or benefits under the Retirement Agreement to the Former Executive, his heirs, executors, administrators, successors, and assigns.

7.                                      Effective Date.  This Release shall not become effective or enforceable until the expiration of the seven-day revocation period described in Section 6 above (“Effective Date”).  Upon the Effective Date, this Release shall automatically become effective without any further affirmative action on the part of the Former Executive or the Company.  This Release is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

8.                                      Counterparts.  This Release may be executed in multiple counterparts, each of which is to be deemed an original, but all of which, together, constitute one and the same instrument.

9.                                      Understanding.  By signing this Release, the Former Executive affirms that he has read this entire Release; that he fully understands the meaning and effect of his action in executing this Release; and that his execution of this Release is knowing and voluntary.  The Former Executive further acknowledges that neither the Company nor any of the other Company Released Parties has made any promise or representation to him that is not expressed in this Release, and that in entering this Release, he is not relying on any statement or representation by the Company or any of the other Company Released Parties, but is instead relying solely on his judgment in consultation with his attorneys, if he chooses to retain counsel.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date first set forth above.

Larry D. Franklin

Harte-Hanks, Inc.

By:
Name:
Title: